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                                                                     Exhibit 4.1


                              RICHARD R. DWYER, JR.
                              10100 W. Sample Road
                                    Suite 304
                             Coral Springs, FL 33065
                     (954) 346-7557 Phone (954) 346-3488 Fax

June 2, 1997

Mr. Scott Siegel
First Aid Direct, Inc.
10211 MW 53rd Street
Sunrise, FL 33351

Gentlemen:

         This letter shall constitute the terms of the Consulting Agreement among and between Richard R. Dwyer, Jr., ("RRD"), an individual, and First Aid Direct, Inc. ("FAD"), a Florida corporation. For ten dollars and other good and valuable consideration it is agreed as follows:

         1. Employment. RRD is retained by FAD to provide FAD with corporate development consulting.

         2. Service to be performed by RRD. RRD shall act as a consultant to FAD to provide the following:

                a.    Assistance in preparation of due-diligence material.
                b.    Preparation and dissemination of FAD press releases.
                c. Strategic consulting pertaining to Internet website features and development.
                d.    Assistance with management recruiting.

         3. Compensation. In consideration for the performance of the services by RRD under this Agreement, RRD shall receive the following compensation:

                a. A five-year option to purchase 80,000 shares of FAD common stock from treasury (the "Common Stock") at an exercise price of $.10 per share.
                b. FAD shall reimburse RRD, within 15 days of submission of an invoice, for all out of pocket expenses pre-approved in writing.

         4.     Registration Rights.

                a. FAD agrees that it will as soon as reasonably practicable and at the sole expense of FAD, register the shares of Common Stock issuable upon the



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                      RRD Option under the Securities Act of 1933 (the "Act")
                      for resale by RRD. Such securities shall be registered on a Form S-8 Registration Statement or, if such form is not available, then upon another form which FAD is eligible to use. FAD shall supply prospectuses meeting requirements of the Act and such other documents as RRD may reasonably request for at least one year following the effectiveness of such registration in order to facilitate the public sale or disposition of such securities, to register and qualify any of such securities for sale in such states as RRD designates and do any and all other acts and things which may be necessary or desirable to enable RRD to consummate the public sale or other disposition of such securities.

                b. RRD has knowledge and experience in business matters that such is capable of evaluating the merits and risks of an investment in FAD. RRD is familiar with the nature and risks inherent in investments in unregistered securities and in the business in which FAD engages and has determined that an investment in FAD is consistent with its investment objectives and income prospects. RRD represents and warrants that it is an accredited investor as defined in Rule 502(a) of Regulation D promulgated under the Act. RRD is acquiring the shares of Common Stock underlying the Option to be issued, for its own account for investment purposes only and not with a view toward resale or distribution of such shares either in whole or in part.

         5. Term. This Agreement shall be effective for a period of six months, commencing upon the date of execution of this Agreement, provided that RRD continues to perform the services listed in section 2.

         6. Joint Relationship. Nothing contained in this Agreement shall be construed to imply a joint venture or partnership or principle/agent relationship between the parties hereto, and no party by this Agreement shall have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party other than as set forth herein.

         7. Confidential Information. The parties hereto recognize that a major need of FAD is to preserve its trade secrets and confidential information. By reason of this Agreement, RRD will have access to, and will obtain specialized knowledge, trade secrets and confidential information about FAD s plans and operations. Therefore, RRD hereby agrees that during and after the Term RRD will not use (other than in performing services hereunder), disclose to others, or publish any confidential information about the affairs of FAD, including but not limited to confidential information concerning FAD s products, methods, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by it in the of its past or future services for FAD. RRD agrees to take responsibility and appropriate steps to prevent the improper or inadvertent disclosure of any such



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confidential information. RRD further acknowledges that it may from time to time in the performance of services under this Agreement come into possession of information that could be deemed to be material non-public information and that the possession of such information may limit RRD s ability to sell shares underlying its Option.

         8. Entire Agreement. This Agreement represents the entire Agreement between the parties and is not subject to alteration, modification or change except in writing signed by each of the parties. A waiver of any term or condition of this Agreement shall not be assignable or transferable.

         9. Notices. Any notice with respect to this Agreement shall be sent via registered mail, return receipt requested, to each of the parties at the address designated at the top of page one.

         10. Choice of Law. This Agreement shall be governed and construed under the laws of the State of Florida.

         11. Disputes. The prevailing party in any dispute pursuant to this Agreement shall be entitled to reasonable attorneys fees and costs.

         If the foregoing meets with your approval, please indicate by counter-signing below.

                                              Sincerely,


                                              By: /s/ Richard R. Dwyer, Jr.
                                                  ------------------------------
                                              Richard R. Dwyer, Jr.


AGREED TO AND ACCEPTED:

First Aid Direct, Inc.

/s/ Scott Siegel                            June 2, 1997
----------------------                      ------------
Scott Siegel                                Date
President & CEO